Exhibit 99.1

Jason Industries Announces Sale of Metalex

MILWAUKEE, WI, December 31, 2019 -- Jason Industries, Inc. (NASDAQ:JASN, JASNW) (the "Company" or "Jason Industries") announced the successful completion of the sale of its Metalex business within the Engineered Components segment to UPG LLC (“UPG”) for approximately $5 million cash and assumption of certain liabilities, effective today.

“The divestiture of Metalex further simplifies our portfolio to the remaining Osborn and Milsco businesses, Jason’s two pillars due to their market leadership, diverse sources of revenue and scalability” said Brian Kobylinski, chairman and chief executive officer of Jason. “We thank our Metalex employees for their hard work and wish them continued success as part of the UPG organization.”

The Metalex business being sold contributed approximately $39 million to Jason’s trailing twelve-month sales ending September 27, 2019. The Metalex operations in the United States and Mexico will be organized as a new subsidiary of UPG, and the approximately 200 employees will become employees of that subsidiary. UPG’s portfolio of companies offers best-in-class steel processing and production capabilities.

The Company was advised on the transaction by BMO Capital Markets Corp. and Godfrey & Kahn, S.C.. The Metalex business will be reported within discontinued operations beginning in the fourth quarter of 2019.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing and seating markets, including Osborn (Richmond, Ind. and Burgwald, Germany) and Milsco (Milwaukee, Wis.). Headquartered in Milwaukee, Wis., Jason employs more than 2,200 people in 13 countries. To learn more, please visit www.jasoninc.com.

Contact Information

Investor Relations
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007